ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the Agreement”) is made and entered into as of May 14, 2014, by and between, The Natural Way of LA, LLC, a California Limited Liability Company with a business address of 5817 West Pico Boulevard, Los Angeles, CA 90019 (the “Seller”) and OSL Holdings, Inc., a Nevada corporation with a business address of 60 Dutch Hill Road, Suite 13, Orangeburg, NY 10962 (the “Purchaser”) (each hereinafter referred to singly as a “Party” or collectively as the “Parties”).

RECITALS

A. The Purchaser desires to acquire the Purchased Assets (as that term is defined later in this Agreement), on the terms and subject to the conditions specified in this Agreement.

B. The Seller desires to sell and convey all of its rights, title and interest in and to the Purchased Assets to the Purchaser, on the terms and subject to the conditions specified in this Agreement.

C. Purchaser and Anthony Tucci intend to enter into a separate consulting agreement following the execution of this Agreement herein.

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the foregoing and as follows:

1. Sale, Assignment and Transfer.

1.1	Subject to the provisions of this Agreement, Purchaser agrees to purchase, and Seller agrees to sell, all of Seller’s rights, title and interest, in and to any and all intellectual property, including but not limited to copyrights, trademarks, patents, trade secrets, process manuals, operation procedure guides, software, as well the assets listed in Exhibit A attached hereto (collectively the “Purchased Assets”). Seller hereby sells, assigns, conveys and transfers to Purchaser and Purchaser hereby acquires, all of Seller’s rights, title and interest including, but not limited to, all of Seller’s common law rights in and to the Purchased Assets. Purchaser does not assume any liabilities associated with the business associated with Seller’s business (the “Business”).

1.2	Seller’s Assurances. Seller hereby represents and warrants to the Purchaser that (i) the Seller has the right to sell and transfer the Purchased Assets to the Purchaser, (ii) Seller is the sole holder of any intellectual property, including but not limited to patents, trademarks or copyrights, associated with the Purchased Assets in any country, (iii) no monies are owed to anyone who may have worked on the Purchased Assets and (iv) the Purchased Assets are being transferred to Purchaser free and clear of any and all liens, licenses, claims or encumbrances whatsoever in any country.

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2. Payments to Seller

2.1	Purchasers will pay One-Hundred Thousand Dollars ($100,000) to Sellers according to the following schedule and for the specified purposes set forth below:

21.1 Upon execution of this Agreement, Purchasers will make a Forty-Five Thousand Dollar ($45,000) down payment to Sellers (the “Down Payment”).

21.2 Beginning on June 15, 2014 and continuing for seven months thereafter, Purchasers will make a total of Fifty-Five Thousand Dollars ($55,000) in payments to Sellers (the “Tax Payments.”) Sellers expressly agree to use this money for the sole purpose of making payments to the City of Los Angeles for taxes that are currently outstanding.

2.1.2.1 The Tax Payments shall be paid to Sellers according the following schedule:

— June 15,2014	$8,250
— July 15,2014	$8,250
— August 15, 2014	$8,250
— September 15, 2014	$8,250
— October 15, 2014	$8,250
— November 15, 2014	$8,250
— December 15, 2014	$5,500

2.1.3 Sellers agree to provide Purchasers with proof of that said Tax Payments were indeed used for the sole purpose of making payments to the City of Los Angeles for taxes that are currently outstanding. Sellers warrant and represent that they will not use the Tax Payments for any other purpose, and understand that the use of Tax Payments for anything else but for the payment of the currently outstanding City of Los Angeles taxes will constitute a material breach of this agreement and entitle Purhasers to to enforce its rights under this Agreement including but not limited to those rights set forth in Sections 5.8, 5.9 and 5.13 herein.

2.2	Contingent upon Seller achieving certain defined goals by the conclusion of the Due Diligence Period, as defined below in Section 2.3, addition sums, in the form of cash and/or stock (the “Contingent Additional Payments”) will be paid to Sellers and/or their designee on the following schedule:

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●	1,916,665 (One-Million Nine-Hundred- Sixteen-Thousand Six Hundred- Sixty Five) Shares in OSL Holdings (OTCQB: OSLH), valued at approximately One-Hundred Fifteen Thousand Dollars ($115,000) issued to Matthew Cohen thirty (30) days after the conclusion of the Due Dillegence Period;

●	1,916,665 (One-Million Nine-Hundred-Sixteen-Thousand Six Hundred- Sixty Five) Shares in OSL Holdings (OTCQB: OSLH), valued at approximately One-Hundred Fifteen Thousand Dollars ($115,000) issued to Anthony J. Tucci thirty (30) days after the conclusion of the Due Dillegence Period;

●	Sixty-Nine Thousand Dollars ($69,000) thirty (30) days after the conclusion of the Due Dillegence Period in a check made payable to Anthony J. Tucci;

●	One-Hundred Three Thousand - Five Hundred Dollars ($103,500) sixty (60) days after the conclusion of the Due Dillegence Period in a check made payable to Matthew Cohen;

●	One-Hundred Three Thousand - Five Hundred Dollars ($103,500) twelve (12) months after the conclusion of the Due Dillegence Period in a check made payable to Anthony J. Tucci;

●	Sixty-Nine Thousand Dollars ($69,000) twelve (12) months after the conclusion of the Due Dillegence Period in a check made payable to Matthew Cohen;

2.3	Buyer shall have up to twelve (12) months (hereinafter the “Due Dilligence Period”) to ascertain whether or not Seller has achieved and maintained the following:

●	Provide documentation that it has an annual gross revenue run rate of at least One Million Dollars ($1,000,000);

●	Provide verification of unambiguous compliance with Prop D, (LAMC 45.19.6 et seq.) or any subsequent ordinance as well as the California Medical Marijuana Program Act (MMPA) or any subsequent law that regulates medical marijuana at the state level;

●	Provide verification that is not a defendant in any enforcement proceeding initiated by the Office of the City Attorney of Los Angeles or the People of the State of California; and

●	Provide verification that the Lease for the premises located at 5817 and 5819 West Pico Boulevard, Los Angeles, CA 90019 can be assigned to Buyer at Buyer’s request.

2.4	In the event that Seller fails to achieve and maintain all the conditions set forth in Section 2.3 above during the Due Dilligence Period, none of the Contingent Additional Payments shall be paid to Sellers.

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3. Warranties and Representations. Seller hereby represents and warrants to Purchaser that:

3.1. Seller has all necessary power and authority to own, lease and operate the Purchased Assets and to operate the Business as now being conducted;

3.2. Seller has the requisite power and authority to execute, deliver, and perform this Agreement, and when executed and delivered to Seller will constitute a valid and binding obligation of Seller;

3.3. Neither the execution, delivery nor performance of this Agreement nor the consummation of the transactions contemplated hereby: (i) will conflict with, will result in a violation of any applicable law or judgment; (ii) will result in a breach of any assumed obligation; or (iii) will create any lien or encumbrance upon any of the Purchased Assets;

3.4. Seller has good and marketable title to all Purchased Assets and none of the Purchased Assets is subject to any lien, encumbrance, claim, pledge, hypothecation, charge, mortgage, security interest, or restriction of any nature (collectively, the “Liens”);

3.5. The cash flow statements, balance sheets and profit and loss statements to be provided to Purchaser by Seller will be true and correct in all material respects and will present fairly the operating income and financial condition of Seller and its Business as of the dates they are prepared;

3.6. All returns, reports and statements relating to the Purchased Assets or to the operation of the Business which Seller is required to file with any governmental agency or other body have been filed and timely without any time lapse, are current now;

3.7. Seller has filed or has caused to be filed all federal, state, county, local or city tax returns affecting the Purchased Assets or the operation of the Business which are required to be filed by Seller, and all tax assessments and other governmental charges which are due and payable have been timely paid;

3.8. There are no actions, suits, proceedings, orders or claims pending or threatened against Seller, or pending or threatened by Seller against any third party which relate to, or in any way affect, the Purchased Assets or the operation of the Business;

3.9. Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances, codes, statutes, judgments, orders and decrees in connection with the ownership of the Purchased Assets and the operation of the Business and that neither the ownership nor the use of the Purchased Assets conflicts with the rights of any other person or entity;

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3.10. Seller has no contingent liabilities or other liabilities with respect the Purchased Assets.

3.11. The books and other records of the Seller relating to the Business are true, correct and complete in all material respects;

3.12. The Purchased Assets include all Purchased Assets used or useful in connection with the operation of the Business as currently operated;

3.13. Upon the consummation of the transactions contemplated hereby, Seller will transfer good and valid title to the Purchased Assets free and clear of any Liens;

3.14. The Purchased Assets will be fit for their intended purposes and be fully functional as represented prior to the Closing;

3.15. Since Purchaser’s inspection of the Purchased Assets, there has not been and will not be in the foreseeable future any material damage, destruction, change or loss of any kind or have had a material adverse effect with respect to the Purchased Assets;

3.16. No brokers or other intermediaries were involved in the sale of the Purchased Assets and no fees or commissions are now outstanding.

3.17. No insolvency proceedings of any character, voluntary or involuntary, affecting the Purchased Assets are pending;

3.18. There are no existing agreements with, options or rights of, or commitments to any person, other than to Purchaser, to acquire any of the Purchased Assets or any interest therein;

3.19. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder their respective creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets;

3.20. Seller warrants that any information provided to Purchaser is true and correct and is a fair and accurate presentation of the Purchased Assets and is unaware of any conditions that would adversely affect or substantial impair the Purchased Assets;

3.21. There are no material omissions or untrue statements contained in this Agreement which are misleading; and

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4. Post-Closing Covenants.

4.1. Non-interference. Seller hereby covenants that it will not, anywhere in the world, challenge, or cause a third party to challenge, the validity and ownership by Purchaser of the Purchased Assets and will not, anywhere in the world directly or indirectly seek to register, defend, compromise or dispute any rights in and to the Purchased Assets.

4.2. Additional Acts. Seller hereby covenants that it will, at any time upon request of Purchaser, execute and deliver to Purchaser any new or confirmatory instruments and do and perform any other acts which Purchaser may reasonably request in order to fully sell assign and transfer to and vest in Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets.

5. Miscellaneous.

5.1. Assignment. Neither this Agreement nor any right or obligation under this Agreement is assignable in whole or in part by Seller, and any attempted assignment without such consent shall be null and void and of no force or effect.

5.2. Entire Agreement. This Agreement, including any and all Exhibits and attachments to this Agreement, which are hereby incorporated by reference into this Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the same subject matter.

5.3. Amendments. This Agreement may only be amended by a written agreement duly signed by persons authorized to sign agreements on behalf of each Party.

5.4. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any Party to the other Party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight air courier addressed as provided in the preamble of this Agreement.

5.5. Governing Law and Jurisdiction. The interpretation and construction of this Agreement, to the extent the particular issue is controlled by state law, shall be governed by and construed in accordance with the laws (but not including choice of law provisions) of the State of California. The state and federal courts located in County of Los Angeles, California shall have exclusive jurisdiction to adjudicate all disputes between the Parties concerning the subject matter hereof.

5.6. Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

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5.7. Benefits; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties and their permitted assigns and successors in interest.

5.8. Indemnification. Seller shall indemnify, defend and hold Purchaser harmless from any and all claims, liabilities, costs, expenses, damages, and penalties (including reasonable attorneys’ fees) arising from Seller’s breach of its representation and warranties as set forth in this Agreement.

5.9. Attorneys’ Fees. The prevailing Party in any dispute concerning this Agreement shall be entitled to recover reasonable attorneys’ fees and costs incurred as a result of defending or prosecuting the claim, as the case may be.

5.10. Expenses. Except as otherwise provided herein, each Party shall be solely responsible for all expenses, including finder’s fees, all legal and accounting fees, related costs and other expenses incurred by it in connection with this Agreement.

5.11. Joint Preparation. This Agreement shall be deemed for all purposes to have been prepared through the joint efforts of the Parties hereto and shall not be construed for or against one Party or any other Party as a result of the preparation, submittal, drafting, execution or other event of negotiation hereof.

5.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

5.13. Injunctive Relief; Specific Performance. The Parties agree that the interest in the Purchased Assets represent unique interests. As such the Purchaser hereto shall be entitled to seek injunctive relief and/or specific performance, in addition to other remedies, to enforce its rights under this Agreement.

5.14. Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.15. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. J

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5.16. Time of the Essence. Time is, and at all times hereafter shall be, of the essence in satisfying the terms, conditions and provisions of this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date specified in the preamble of this agreement.

“Seller”

The Natural Way of L.A.

By:
Name:	Matthew Cohen
Its:

By:
Name:	Anthony J. Tucci
Its:

“Purchaser”

OSL Holdings, Inc.

By:	/s/ Robert Rothenberg
Name:	Robert Rothenberg
Its:	President & CEO

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EXHIBIT A

Purchased Assets

Front Desk:

Very large professional medical reception desk

printer/scanner unit

PC with monitor

stereo system with speakers and installation

2 more slimline reception chairs

custom upholstered lounge chair

all restockable office products (paper, ink, pens, markers, staplers etc.)

Natural Way business cards and card holders

multi-line phone system hub

MMJOS proprietary patient management system on PC with DL scanner custom artwork x3

file cabinet with patient files

wall rack for files

camera for security x2

television monitor displaying security views

wall cabinets for storage x2

coffee table

fake plants

Lobby/Reception:

3 slimline reception chairs

lobby table

magazine rack

original artwork x3

MMJ policy boards x2

custom lighting fixture xl

business card referral rack

specialty MMJ locking mechanism for front door

Outdoor “flag” signage

Outdoor banner signage (9foot)

Outdoor customized window tinting and logo decal

Dispensary:

decorative water fountain

heppa filtered air unit

decorative lighting pillars x2

jewel case spot lighting x2

original artwork x5

television display units x2

mid/mini refrigerator

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Decorative chandelier

long MMJ display cases with custom internal lighting (jewelry display cases) x3 tall glass custom display case with custom lighting

cash register

cash register stand/desk

custom wall storage cabinets x2

phone unit #2 and #3

MMJ Packaging supplies

1200 gram jars (glass w/tops)

1200 1/16th jars (glass w/tops

1200 l/8th containers (glass w/tops)

scales 1 large capacity, 1 mid cap, 1 small cap

custom pharmacy bags

Office:

Desk

chairs x3

Bulletin boards x2

custom artwork x2

MMJ product safe concrete installed

MMJ smaller safe (Day Safe)

phone center

Security hub with DVR and lead multi-camera monitor system

custom storage cabinets x2

file cabinet

original created employee manual and handbook

Bathroom:

custom storage cabinet

all janitorial supplies

original artwork, custom mirror

Growing Equipment:

Quantity	Description
18	1,000 watt digital ballasts
18	1,000 watt eye Hortilux HPS bulbs
18	Large Adjust-A-Wing reflectors
10	4X8 trays
2	Sentinel C02 sensors
2	Sentinel C02 regulators
2	C02 tanks (20 lb.)
8	36k BTO mini split A/C
1	Charcoal filters

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8	Filter fans
2	Thermometer / hygrometer
Quantity	Description
2	Little Giant Sump Pumps
2	Little Giant Diaphragm
Drip stakes
Drip tubing (1/2”&1/4”)
10	Dehumidifiers
1/2” Spinlocks
CO2 tubing (laser drilled)
2	55 gal. reservoir
Circulation pump/ airstone
1	12k power box
8	timers (sentinel)
10	Wall fans
2	PH pen (Blue Lab)
1	PH pen (Oakton)
1	tds pen (HM)
1	tds pens (Oakton)
50	5 gallon Smart Pots
9	1,000 watt digital ballest
9	1,000 watt Eye HM bulbs
9	Large Adjust A-wings
6	4x8 trays
2	C02 sensor
2	C02 regulator
1	C02 tank (201b.)
36k BTU mini split A/C
2	Dehumidifiers
2	Charcoal filters
2	Filter fans
2	Thermometer / hygrometer
Mondi Sump Pump
1	Little Giant Sump Pumps
1	Little Giant Diaphragm
1	55 Gallon reservoir
1	Circulation pump/ air stone
1	12k power box
3	Sentinel timers
3	Wall fans
2	PH pens
2	tds pens
2	Spinlocks

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Drip tubing
Drip stakes
Quantity	Description
1	1,000 watt ballasts
1	1,000 watt MH bulbs
1	large Adjust A-wing
2	4x8 trays
1	24k BTU mini split A/C
C02 sensor
C02 regulator
C02 tanks (20 lb.)
1	Thermometer / hygrometer
2	Filter
2	Filter fan
1	55 Gallon reservoir
1	Recirculating pumps/ air stone
Mondi Sump Pump
Little Giant Sump Pumps
1	Little Giant reservoir
1	4k power box
1	Timer
2	Dehumidifier
2	Wall fans
2	4ft 4bulb T5
2	Rack
2	Filter
2	Filter fan
Heater
1	Heater
1	36k BTU A/C
1	Dehumidifier
4	Fans
4	Charcoal filter
4	Filter fan
1	2yk BTU A/C
1	Filter
1	Fan out
1	Hepa filter

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EXHIBIT B

Assumed Obligations

None.

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